[RIDER FOR INVESTMENT TRUST III: Greater China Opportunities Fund]

On November 15, 2012, a Special Meeting of the Shareholders of John Hancock Investment Trust III and its series, John Hancock Greater China Opportunities Fund, was held at 601 Congress Street, Boston, Massachusetts, for the purpose of considering and voting on the following proposal:

Proposal: Election of thirteen (13) Trustees as members of the Board of Trustees of John Hancock Investment Trust III.

	Total Votes for the Nominee	Total Votes Withheld from the Nominee
Independent Trustees
Charles L. Bardelis	3,258,979.36	79,638.71
Peter S. Burgess	3,261,862.72	76,855.35
William H. Cunningham	3,249,779.60	88,938.47
Grace K. Fey	3,263,671.76	75,046.31
Theron S. Hoffman	3,262,757.07	75,961.00
Deborah C. Jackson	3,251,491.24	87,226.83
Hassell H. McClellan	3,247,495.90	91,222.17
James M. Oates	3,259,971.01	78,747.06
Steven R. Pruchansky	3,262,278.58	76,439.49
Gregory A. Russo	3,250,625.19	88,092.88
Non-Independent Trustees
James R. Boyle	3,262,803.39	75,914.68
Craig Bromley	3,259,920.03	78,798.04
Warren A. Thomson	3,250,330.61	88,387.46